                                                                    Exhibit 99.1



                             CONSUMERS WATER COMPANY
                    EMPLOYEES' 401(k) SAVINGS PLAN AND TRUST


                 Financial Statements and Supplemental Schedules
                           December 31, 1999 and 1998

                  (With Independent Auditors' Reports Thereon)

                             CONSUMERS WATER COMPANY
                    EMPLOYEES' 401(k) SAVINGS PLAN AND TRUST
                                Table of Contents
                           December 31, 1999 and 1998








                                                                                             Page

Independent Auditors' Report                                                                  1

Financial Statements:

           Statements of Net Assets Available for Plan Benefits                               2

           Statements of Changes in Net Assets Available for Plan Benefits                    3

           Notes to Financial Statements                                                      5

           Schedule

              1 - Schedule of Loans in Default                                               10

              2 - Schedule of Assets Held for Investment Purposes at End of Year             11

              3 - Schedule of Reportable Transactions                                        12


                          Independent Auditors' Report

Consumers Water Company

We have audited the accompanying statements of net assets available for plan benefits of Consumers Water Company Employees' 401(k) Savings Plan and Trust (the Plan) as of December 31, 1999 and 1998, and the related statements of changes in net assets available for plan benefits for the years then ended. These financial statements are the responsibility of the Plan's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the net assets available for plan benefits of the Plan as of December 31, 1999 and 1998, and the changes in net assets available for plan benefits for the years then ended, in conformity with generally accepted accounting principles.

Our audits were performed for the purpose of forming an opinion on the basic financial statements taken as a whole. The supplemental schedules of loans in default, assets held for investment purposes and reportable transactions are presented for the purpose of additional analysis and are not a required part of the basic financial statements but are supplementary information required by the Department of Labor's Rules and Regulations for Reporting and Disclosure Under the Employee Retirement Income Security Act of 1974. These supplemental schedules are the responsibility of the Plan's management. The fund information in the statements of changes in net assets available for plan benefits is presented for purposes of additional analysis rather than to present the changes in net assets available for plan benefits of each fund. The supplemental schedules and fund information have been subjected to the auditing procedures applied in the audits of the basic financial statements and, in our opinion, are fairly stated in all material respects in relation to the basic financial statements taken as a whole.





/S/ KPMG LLP
Philadelphia, Pennsylvania
June 23, 2000

                             CONSUMERS WATER COMPANY
                    EMPLOYEES' 401 (k) SAVINGS PLAN AND TRUST





              Statements of Net Assets Available for Plan Benefits
                           December 31, 1999 and 1998

                                                            1999              1998
                                                            ----              ----
     Investments at fair value-
          Participant directed investments               $16,938,763       $15,788,317
          Employer common stock                            7,224,170         7,652,110
          Loans due from participants                      1,170,174         1,025,271
                                                         -----------       -----------
          Total Investments                              $25,333,107       $24,465,698

     Cash and cash equivalents                                 1,871            14,534

     Receivables-
          Employer contributions                             319,908           328,959
          Participants' contributions                         26,924           116,314
          Accrued dividend income                                  -            78,796
                                                         -----------       -----------
Net assets available for plan benefits                   $25,681,810       $25,004,301
                                                         ===========       ===========


See accompanying notes to financial statements.

                             CONSUMERS WATER COMPANY
                    EMPLOYEES' 401 (k) SAVINGS PLAN AND TRUST



         Statement of Changes in Net Assets Available for Plan Benefits
                          Year Ended December 31, 1999

                                                    Participant Directed   Employer      Loans Due From
                                                         Investments      Common Stock    Participants       Total
Additions:

          Investment income                               $ 1,481,996      $ 186,850         $ 57,722    $ 1,726,568
          Realized/unrealized gain (loss) on investments    1,353,580       (417,290)               -        936,290
                                                          -----------      ---------         --------    -----------
            Total investment income                         2,835,576       (230,440)          57,722      2,662,858

     Contributions:
          Employer                                                  -        319,908                -        319,908
          Participants                                      1,271,405         97,088                -      1,368,493
                                                          -----------      ---------         --------    -----------
            Total contributions                             1,271,405        416,996                -      1,688,401

            Net additions                                   4,106,981        186,556           57,722      4,351,259

Deductions:
          Distribution to participants                      2,805,558        844,113           20,365      3,670,036
          Management fee                                        3,464            250                -          3,714
                                                          -----------      ---------         --------    -----------
            Net increase (decrease) prior to interfund
            transfers                                       1,297,959       (657,807)          37,357        677,509

Interfund transfers                                          (251,703)       117,142          134,561              -
                                                          -----------      ---------         --------    -----------
            Net change in plan assets                       1,046,256       (540,665)         171,918        677,509

Net assets available for plan benefits:
          Balance at beginning of year                     15,930,204      8,084,743          989,354     25,004,301
                                                          -----------      ---------        ---------    -----------
          Balance at end of year                          $16,976,460      7,544,078        1,161,272    $25,681,810
                                                          ===========      =========        =========    ===========


See accompanying notes to financial statements.

                             CONSUMERS WATER COMPANY
                    EMPLOYEES' 401 (k) SAVINGS PLAN AND TRUST


         Statement of Changes in Net Assets Available for Plan Benefits
                          Year Ended December 31, 1998

                                                                        Employer
                                                  Participant Directed   Common     Loans Due From
                                                       Investments        Stock      Participants      Other      Total
Additions:

        Investment income                              $ 2,111,921    $  309,101        $ 46,099      $     -   $ 2,467,121
        Realized/unrealized gain (loss)
            on investments                                 969,854     2,831,129               -            -     3,800,983
                                                       -----------    ----------        --------       ------   -----------
            Total investment income                      3,081,775     3,140,230          46,099            -     6,268,104

     Contributions
          Employer                                               -       328,959               -            -       328,959
          Participants                                   1,320,082        86,612               -            -     1,406,694
                                                       -----------    ----------        --------       ------   -----------

            Total contributions                          1,320,082       415,571               -            -     1,735,653

            Net additions                                4,401,857     3,555,801          46,099            -     8,003,757

Deductions:
         Distribution to participants                    1,399,460       951,801          66,068            -     2,417,329
         Management fee                                      2,798           516               -            -         3,314
                                                       -----------    ----------        --------       ------   -----------

            Net increase (decrease) prior to interfund
            transfers                                    2,999,599     2,603,484         (19,969)           -     5,583,114

Interfund transfers                                         14,768       603,763          21,823     (640,354)            -
                                                       -----------    ----------        --------       ------   -----------

            Net change in plan assets                    3,014,367     3,207,247           1,854     (640,354)    5,583,114

Net assets available for plan benefits:
          Balance at beginning of year                  12,915,837     4,877,496         987,500      640,354    19,421,187
                                                       -----------    ----------        --------       ------   -----------

          Balance at end of year                       $15,930,204   $ 8,084,743       $ 989,354      $     -   $25,004,301
                                                       ===========   ===========       =========      =======   ===========

See accompanying notes to financial statements.

                             CONSUMERS WATER COMPANY
                    EMPLOYEES' 401(k) SAVINGS PLAN AND TRUST

                          Notes to Financial Statements
                           December 31, 1999 and 1998


(1)      MERGER WITH PHILADELPHIA SUBURBAN CORPORATION

         On March 10, 1999, Consumers Water Company ("the Company") completed a merger ("the Merger") with Philadelphia Suburban Corporation ("PSC"). Pursuant to the merger agreement, PSC issued 13,014,015 shares of common stock to the shareholders of the Company, in exchange for all of the outstanding stock of the Company, including those shares in the Consumers Water Company Employees' 401(k) Savings Plan and Trust ("the Plan"). Each Consumers Water Company Shareholder received 1.432 shares of PSC's Common Stock for each of the Company's Common shares. As a result of the Merger, the Company became a wholly-owned subsidiary of PSC. Subsequent to the conversion to PSC Common Stock, all employee and employer contributions previously invested in the Company's Common Stock is invested in PSC's Common Stock.

(2)      DESCRIPTION OF PLAN

         The following description of the Plan is provided for general information purposes only. Participants should refer to the Plan agreement for more complete information.

         General

         The Plan is a defined contribution plan covering substantially all employees of the Company and its subsidiaries. An employee becomes eligible to participate on January 1 of the year following the date on which his or her employment commenced. The Plan is subject to the provisions of the Employee Retirement Income Security Act of 1974, as amended (ERISA).

         An employee may not participate in the Plan if the employee is a participant of a union with which the Company has a collective bargaining agreement directly or through an employee association, unless the collective bargaining agreement between the Company and the union involved specifically makes the Plan applicable to employees covered under such collective bargaining agreements, provided that benefits have been a subject of good faith bargaining between the Company and its employees.

         Contributions

         Participants may elect to contribute from 1% to 15% of their pretax compensation pursuant to a salary deferral election, up to a maximum of $10,000 in 1999 and 1998 as determined by Internal Revenue Code ss.402(g)(1). Participants may change the rate of their contribution or their investment elections. They may also make transfers or suspend their contributions at any time. Under the Plan, participants may contribute 1% to 9% of their compensation on an after-tax basis to their voluntary accounts. In any Plan year, a participant's aggregate contributions to the Plan (salary deferral amounts plus after-tax voluntary contributions) may not exceed 15% of such participant's compensation for the applicable Plan year.

         The Plan provides for the Company to contribute an amount equal to 40% of the pretax employee contribution up to $1,040 for each participant. The Company's contributions consisted of common stock in Consumers Water Company, and subsequent to March 10, 1999 consist of PSC Common Stock.

                             CONSUMERS WATER COMPANY
                    EMPLOYEES' 401(k) SAVINGS PLAN AND TRUST

                          Notes to Financial Statements
                           December 31, 1999 and 1998
                                   (Continued)


         Participant Accounts

         Each participant's account is credited with the participant's contribution and allocations of (a) the Company's contribution and (b) Plan earnings. Allocations are based on participant contributions or account balances, as defined by the Plan document.

         Vesting

         Each participant will always be 100% vested in all employee and Company contributions.

         Payment of Benefits

         In the event a participant's employment is terminated by reason of death, disability or termination of service, a participant's interest will be distributed in a lump-sum payment. Withdrawals will be made in cash or shares of PSC stock, to the extent permitted by law. Under certain circumstances, a participant may withdraw all or a portion of the employee contributions while employed.

         Loans Due from Participants

         Participants may borrow funds from their account balance equal to the lesser of $50,000 or half of their vested account balance for a period not to exceed five years. Repayment is made by payroll deduction. During the period covered by the report, all new and outstanding loans were issued at 5.5%.

         Investment Options

         Participants can direct, at the time they enroll in the Plan, that their salary deferral and voluntary contributions be invested entirely in one of the funds described below or divided among the funds. Subject to compliance with applicable state and federal securities laws, the Plan also permits participants to acquire an interest in the PSC common stock (Consumers Water Company common stock prior to March 10, 1999), Participants may change their investment instructions and reinvest their contributions in a different fund or funds. A description of each investment option is provided below:

         The Benham Preservation Fund

         This fund is invested in the Benham Preservation Fund, which is managed by SEI Trust Co. The Fund is a stable value income trust in which principal is protected from market volatility. The fund invests primarily in guaranteed investment contracts issued by major financial institutions, including banks and life insurance companies. The contracts are only guaranteed with respect to the interest rate, not the principal. This fund was dissolved as of May 30, 1999. All amounts were transferred from this fund to the Stable Asset Fund offered by American Century.

         The Select Investors Fund

         This fund invests in the Select Investors Fund offered by American Century. The fund's objective is primarily to provide capital growth with some income. Stocks purchased by the fund are required to pay dividends, but are chosen primarily for growth potential.

                             CONSUMERS WATER COMPANY
                    EMPLOYEES' 401(k) SAVINGS PLAN AND TRUST

                          Notes to Financial Statements
                           December 31, 1999 and 1998
                                   (Continued)


         The Balanced Investors Fund

         This fund invests in the Balanced Investors Fund offered by American Century. The fund's objective is to provide for capital growth and current income. The fund invests approximately 60% in common stock and 40% in fixed-income securities.

         Employer Common Stock

         This fund invests in the common shares of PSC (Consumers Water Company Common Stock prior to March 10, 1999). The Plan purchases the common shares on the open market or directly from PSC.

         The Vista Investors Fund

         This fund invests in the Vista Investors Fund offered by American Century. The fund's objective is capital growth over time by investing in common stocks considered to have better-than-average prospects for appreciation. The Vista Investors Fund remains essentially fully invested in stocks at all times.

         The Value Fund

         This fund invests in the Value Fund offered by American Century. The fund's objective is long-term capital growth through investment in equity securities of well-established companies believed to be undervalued at the time of purchase. The fund invests primarily in domestic equity securities, but also invests in other types of domestic or foreign securities that help achieve the fund's objective.

         The Equity Index Fund

         This fund invests in the Barclays Global Investors Equity Index Fund. The fund's objective is long-term capital appreciation through investment in stocks to closely replicate the composition of the S&P 500 Index. On February 27, 1999 the Equity Index Fund was replaced by the Equity Index Fund offered by American Century.

         Stable Asset Fund

         This fund invests in the Stable Asset Fund offered by American Century. This fund is a collective group trust whose objective is to protect principal from market volatility through a diversified portfolio of high-quality investments issued by major financial institutions, including collateralized stable value vehicles, including guaranteed investment contracts to enhance credit quality and diversification.

         Equity Index Fund

         This fund invests in the Equity Index Fund offered by American Century. The fund's objective is long-term capital growth through investment in stocks that comprise the S&P Index, which emphasizes stocks of large U.S. companies, by using an indexing investment approach.

         Termination of the Plan

         Although the Company does not intend to terminate the Plan, it may do so at its discretion, subject to the provisions of ERISA. All interests of the participants would be distributed to them as determined by the Committee (as hereinafter defined) and in accordance with applicable provisions of the Internal Revenue Code.

                             CONSUMERS WATER COMPANY
                    EMPLOYEES' 401(k) SAVINGS PLAN AND TRUST

                          Notes to Financial Statements
                           December 31, 1999 and 1998
                                   (Continued)


(3)      SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

         Basis of Accounting

         The accompanying financial statements have been prepared using the accrual basis.

         Use of Estimates

         The preparation of the financial statements in conformity with generally accepted accounting principles requires the Plan's management to use estimates and assumptions that affect the accompanying financial statements and disclosures. Actual results could differ from these estimates.

         Administration

         The Plan is administered by a committee ("the Committee") consisting of three or more individuals selected by, and who may be removed at any time by, the Board of Directors of PSC. The Committee members may be employees of PSC and may be participants in the Plan. The Committee members receive no compensation from the Plan for their services in such capacity. The Committee has extensive administrative powers in connection with the Plan, including authority to interpret the provisions of the Plan, to adopt rules for its administration and to make other decisions with respect to the Plan.

         The custodian for the Plan's funds invests the funds as directed by the participants. The principal duties of the trustees are to receive all contributions paid to the Plan and to make investments and pay benefits as directed by the Committee. The assets of the Plan are held in the name of the Trustees.

         Substantially all of the administrative expenses of the Plan are paid by the Company.

         Cash Equivalents

         All highly liquid investments with a maturity of three months or less are considered to be cash equivalents.

         Investment Valuation

         Each investment fund is valued as of each valuation date on the basis of the investment fund's fair market value. The employer stock is valued at market value. The Benham Preservation Fund and the Stable Asset Fund are valued at contract value, which approximates market value. Dividend income is recognized on the date dividends are declared. Interest income is recorded on the accrual basis. Purchases and shares of securities are recorded on a trade-date basis. The accounts of all participants are adjusted as of each valuation date to reflect the effects of income, realized and unrealized gains and losses and expenses applicable to the investment funds where such accounts are invested.

         In September, 1999, the American Institute of Certified Public Accountants issued Statement of Position 99-3, "Accounting for and Reporting of Certain Defined Contribution Plan Investments and Other Disclosure Matters" "(SOP 99-3)". SOP 99-3 simplifies the disclosure for certain investments and is effective for plan years ending after December 15, 1999 with earlier application encourage. The Plan adopted SOP 99-3 during the Plan year ending December 31, 1999. Accordingly, information previously required to be disclosed about participant-directed fund investment programs are not presented in the Plan's 1999 financial statements. The Plan's 1998 financial statements have been reclassified to conform with the current year's presentation.

                             CONSUMERS WATER COMPANY
                    EMPLOYEES' 401(k) SAVINGS PLAN AND TRUST

                          Notes to Financial Statements
                           December 31, 1999 and 1998
                                   (Continued)


         Reclassifications

         Certain reclassifications were made to the 1998 financial statements to conform with the 1999 presentation.

(4)      INVESTMENTS

         The fair market values of individual assets that represent 5% or more of the Plan's net assets as of December 31, 1999 and 1998 are as follows:

    1999
             Select Investors Fund                   $9,997,086
             Balanced Investors Fund                 $2,665,259
             Employer Common Stock                   $7,224,170
             Stable Asset Fund                       $1,911,761

    1998
             Select Investors Fund                   $8,878,513
             Balanced Investors Fund                 $2,999,616
             Benham Preservation Fund                $2,140,910
             Employer Common Stock                   $7,652,110



(5)      FEDERAL INCOME TAX CONSEQUENCES

         The Internal Revenue Service issued its latest determination letter dated May 3, 1995, which stated that the Plan and related trust, as amended, qualified under applicable provisions of the Internal Revenue Code (IRC) and, therefore are exempt from federal income taxes. The Plan administrator and the Plan's tax counsel believe that the Plan is designed and is currently being operated in compliance with applicable requirements of the IRC. Therefore, no provision for income taxes has been included in the Plan's financial statements.

                                                                      SCHEDULE 1
                             CONSUMERS WATER COMPANY
                    EMPLOYEES' 401(k) SAVINGS PLAN AND TRUST


                          Schedule of Loans in Default
                                December 31, 1999


                        Original Amount      Principal and Interest      Unpaid Balances      Date of        Date of     Interest
 Identity of Obligor        of Loan         Received During the Year     at End of Year        Origin       Maturity       Rate
 -------------------        -------         ------------------------     --------------        ------       --------       ----
  Participant Loan          $21,000                         -                $13,712         10/17/1997    10/12/2002      5.50%

                                                                      SCHEDULE 2
                             CONSUMERS WATER COMPANY
                    EMPLOYEES' 401(k) SAVINGS PLAN AND TRUST


         Schedule of Assets Held for Investment Purposes at End of Year
                                December 31, 1999



                                         Description                                        Original
Issuer                                   of Investment                                        Cost             Current Value
------                                   -------------                                      --------           -------------
American Century                         Select Investors Fund                                                   $9,997,086
American Century                         Balanced Investors Fund                                                  2,665,259
Philadelphia Suburban Corporation        Common Stock*                                      $4,832,790            7,224,170
American Century                         Vista Investors Fund                                                       766,961
American Century                         Value Fund                                                                 433,080
American Century                         Equity Index Fund                                                        1,164,616
American Century                         Stable Asset Fund                                                        1,911,761
                                         Loans due from participants (5.5% interest rate)*  $1,170,174            1,170,174
                                                                                                                -----------

                                         Total assets held for investment purposes                              $25,333,107
                                                                                                                ===========

* Represents a party-in-interest to the Plan.

                                                                      SCHEDULE 3
                             CONSUMERS WATER COMPANY
                    EMPLOYEES' 401(k) SAVINGS PLAN AND TRUST


                       Schedule of Reportable Transactions
                          Year Ended December 31, 1999

                                                    Description of        Purchase       Selling
Issuer                                              Investment            Price          Price          Cost        Net Gain
------                                              --------------        ----------    ----------       ----       ---------
Philadelphia Suburban Corporation Common Stock*     Purchases             $1,348,026            -      1,348,026           -
                                                    Sales                          -    $1,371,338     1,009,680     361,658


*Represents a party-in-interest to the Plan